Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

ParkerVision, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	Other (2)	15,000,000	$0.31	(2)	$4,653,000	0.00015310	$712.37

Total Offering Amounts									$$712.37
Total Fee Offsets									-
Net Fee Due									$712.37

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the amount registered also covers any additional shares of common stock, $0.01 par value (“Common Stock”) which may become issuable to prevent dilution from stock splits, stock dividends and similar events.

(2)

Shares of common stock newly reserved under the 2019 Plan. Pursuant to Rule 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended, the proposed maximum offering price per share was calculated on the basis of the average of the high and low prices of our common stock as reported on the OTCQB on June 18, 2025